Exhibit 5.1

6 May 2025

To:	Board of Directors
Mallinckrodt plc
College Business & Technology Park
Cruiserath
Blanchardstown
Dublin 15
D15 TX2V

Re:	Mallinckrodt plc - Form S-4 Registration Statement

Dear all

1.	Basis of Opinion

We are acting as Irish counsel to Mallinckrodt plc, registered number 522227, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, D15 TX2V, (the “Company”) in connection with the registration statement on Form S-4 originally filed with the United States Securities and Exchange Commission (the “SEC”) on April 23 2025, and as thereafter amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

We refer in particular to the proposed registration by the Company of up to approximately 19.72 million ordinary shares of $0.01 par value per share (the “Shares”) pursuant to the Registration Statement (such Shares to be issued pursuant to the transaction agreement (the “Transaction Agreement”) dated 13 March 2025 between the Company, Salvare Merger Sub LLC and Endo, Inc.).

1.1	This opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date of this opinion as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or their effect on this opinion. This opinion speaks only as of its date.

1.2	This opinion is also strictly confined to:

(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

(b)	the documents listed in the Schedule to this Opinion (the “Documents”); and

(c)	the searches listed at 1.4 below.

1.3	In giving this opinion, we have examined copies of the Documents sent to us by email in pdf or other electronic format.

1.4	For the purpose of giving this opinion, we have caused to be made the following legal searches against the Company on 6 May, 2025 (together the “Searches”):

(a)	on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company, notices of mortgages, debentures, or similar charges and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court for any proceedings and petitions filed in respect of the Company.

1.5	This opinion is governed by and is to be construed in accordance with the laws of

Ireland as interpreted by the courts of Ireland at the date of this opinion.

2.	Opinion

Subject to the assumptions set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	the Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate authority to issue the Shares; and

2.2	the issuance and allotment of the Shares has been duly authorised pursuant to resolutions of the board of directors of the Company and, when issued in accordance with the terms of the Transaction Agreement will be validly issued, fully paid or credited as fully paid and non-assessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of the Shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement and the Shares

3.1	that the Registration Statement will have become effective under the Securities Act;

3.2	that the Shares will be allotted and issued in the manner stated in the Registration Statement;

3.3	that at the time of the allotment and issuance of the Shares, the resolution numbered 1 as set out in each of the notices of court meetings of the Company in respect of the four special court meetings of the Company shareholders included in the Registration Statement, and resolutions numbered 1 - 5 as set out in the notice of extraordinary general meeting of the Company included in the Registration Statement will have been passed by the shareholders of the Company at each relevant meeting, each of which shall have been duly convened and held, and such resolutions shall not have been revoked, amended or varied;

3.4	that at the time of the allotment and issuance of the Shares, the scheme of arrangement, as described in the Registration Statement, shall have been sanctioned by the High Court and become effective, and following the sanction by the High Court the Merger (as defined in the Registration Statement) shall occur simultaneously therewith;

3.5	that as at the time of the allotment and issuance of the Shares, such allotment and issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

Authenticity and bona fides

3.6	the truth, completeness, accuracy and authenticity of all Documents submitted to us as originals or copies of originals (and in the case of copies, conformity to the originals of such copies), the genuineness of all signatories (electronic or otherwise), stamps and seals thereon, that any signatures (electronic or otherwise) are the signatures of the persons who they purport to be, that each witness to a signature actually witnessed that signature in the physical presence of the signatory, that each original was executed in the manner appearing on the copy, and where incomplete Documents have been submitted to us that the originals of such Documents are identical to the last draft of the complete Documents submitted to us;

3.7	that the copies produced to us of minutes of meetings and/or of written resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout, that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof and that such resolutions (whether passed at a meeting or by way of written resolution) have not been amended or rescinded and are in full force and effect;

3.8	that the memorandum and articles of association of the Company effective as at 14 November 2023 (the “Current Memorandum and Articles of Association”) are the current memorandum and articles of association of the Company, are up to date and have not been amended or superseded and that there are no other terms governing the Shares other than those set out in the Memorandum and Articles of Association and that as at the time of the issue and allotment of the Shares, the amended memorandum and articles of association of the Company included in the Registration Statement as Annex I the “New Memorandum and Articles of Association”) will be effective and shall not have been amended or superseded nor at that time shall there be any other terms governing the Shares other than those set out in the New Memorandum and Articles of Association;

Accuracy of searches and warranties

3.9	the accuracy and completeness of the information disclosed in the Searches and that such information has not since the time of such search or enquiry been altered and such information remains unaltered at the relevant time of the allotment and issue of the Shares. It should be noted that the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for, searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company; and

3.10	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents and such remaining true, complete and accurate as at the relevant time of the allotment and issue of the Shares.

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC and to the use of our name in the joint proxy statement/prospectus that is part of the Registration Statement.

Yours faithfully,

/s/ ARTHUR COX LLP
ARTHUR COX LLP

SCHEDULE

Documents

1.	The Registration Statement and the documents incorporated by reference therein.

2.	The Transaction Agreement.

3.	A copy of the resolution of the board of directors of the Company dated 10 March 2025 regarding the approval of and adoption of, among other things, the Transaction Agreement and all other matters contemplated thereby and the approval and filing of the Registration Statement with the SEC.

4.	A copy of the Memorandum and Articles of Association in its current form effective 14 November 2023.

5.	A copy of the New Memorandum and Articles of Association (as will be effective prior to the issuance of the Shares).

6.	An officer’s certificate of the secretary of the Company dated on or around 6 May 2025.

7.	A copy of the certificate of incorporation of the Company under the Companies Act 2014 of Ireland on 9 January 2013.

8.	Letter of status from the Irish Companies Registration Office dated 6 May 2025.

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